Exhibit 16.1

P B T K
PIERCY BOWLER
TAYLOR & KERN
Certified Public Accountants
Business Advisors

October 10, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Nano Mask, Inc.

We have read the statements that we understand Nano Mask, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm in the first, second and third paragraphs of the report. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern, Certified Public Accountants

6100 Elton Avenue, Ste. 1000 • Las Vegas, Nevada 89107 • 702-384-1120 • fax 702-870-2474 • pbtk.com